Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form F-3 No. 333-264202) of Allot Ltd., and

(2)
Registration Statements (Form S-8 Nos. 333-140701, 333-149237, 333-159306, 333-165144, 333-172492, 333-180770, 333-187406, 333-194833, 333-203028, 333-210420, 333-216893, 333-223838, 333-230391, 333-237405, 333-254298, 333-263767, 333-270903, 333-278607 and 333-285268) pertaining to the 2016 Incentive Compensation Plan (formerly the 2006 Incentive Compensation Plan) of Allot Ltd.;

of our reports dated March 27, 2025, with respect to the consolidated financial statements of Allot Ltd., and the effectiveness of internal control over financial reporting of Allot Ltd., included in this Annual Report (Form 20-F) of Allot Ltd. for the year ended December 31, 2024.

Tel-Aviv, Israel	/s/ Kost Forer Gabbay & Kasierer
March 27, 2025	A Member of EY Global